    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON FEBRUARY 11, 1998

                                                           REGISTRATION NO. 333-

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM S-3

                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                              CAREY DIVERSIFIED LLC
         (EXACT NAME OF REGISTRANT AS SPECIFIED IN GOVERNING INSTRUMENT)

         DELAWARE                      6798                      13-3912578
 (State or Jurisdiction     (Primary Standard Industrial       (IRS Employer
   of Organization or       Classification Code Number)        Identification
     Incorporation)                                               Number)

                              50 ROCKEFELLER PLAZA
                            NEW YORK, NEW YORK 10020
                    (ADDRESS OF PRINCIPAL EXECUTIVE OFFICES)

                                FRANCIS J. CAREY
                CHAIRMAN OF THE BOARD AND CHIEF EXECUTIVE OFFICER
                              CAREY DIVERSIFIED LLC
                              50 ROCKEFELLER PLAZA
                            NEW YORK, NEW YORK 10020
                     (NAME AND ADDRESS OF AGENT FOR SERVICE)

                                    COPY TO:

                           MICHAEL B. POLLACK, ESQUIRE
                          REED SMITH SHAW & MCCLAY LLP
                             2500 ONE LIBERTY PLACE
                        PHILADELPHIA, PENNSYLVANIA 19103

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: At any time and from time to time after the effective date of the Registration Statement.

         If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box /X/

         If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the
Securities Act of 1933, check the following box:                    /X/

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, please check the following box and list the Securities Act registration statement number of the
earlier effective registration statement for the same offering:     / /

         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective
registration statement for the same offering:                       / /

         If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective
registration statement for the same offering:                       / /

         If delivery of the prospectus is expected to be made pursuant to Rule
434, please check the following box:                                / /



                         CALCULATION OF REGISTRATION FEE

                                       PROPOSED        PROPOSED
                                        MAXIMUM         MAXIMUM
                         AMOUNT        OFFERING        AGGREGATE       AMOUNT OF
TITLE OF SECURITIES       BEING          PRICE         OFFERING      REGISTRATION
BEING REGISTERED       REGISTERED    PER SHARE(1)      PRICE(1)         FEE(2)
-------------------    ----------    ------------    ------------    ------------
Listed Shares           5,000,000       $21.28       $106,400,000       $31,388


(1) The proposed maximum offering price per share will be determined, from time to time, by the Registrant in connection with the issuance by the Registrant of the Securities registered hereunder.

(2) The registration fee was calculated based on the closing price of the Shares on February 4, 1998.

PROSPECTUS

                  DIVIDEND REINVESTMENT AND SHARE PURCHASE PLAN

                             5,000,000 LISTED SHARES

                              CAREY DIVERSIFIED LLC

                  Carey Diversified LLC, a Delaware limited liability company (the "Company"), hereby offers participation in its Dividend Reinvestment and Share Purchase Plan (the "Plan"). The Plan is designed to provide both interested new investors as well as existing holders of the Company's limited liability company interests, Listed Shares (the "Shares"), with an economical and convenient method to designate all or a portion of the cash dividends on their Shares for reinvestment in more Shares through the Dividend Reinvestment Program and to purchase Shares under the Share Purchase Program. Some of the significant features of the Plan are as follows:

- Participants may purchase additional Shares, if desired, by automatically reinvesting all or a portion of their cash dividends in Shares in the Dividend Reinvestment Program.

- Participants may also purchase additional Shares by making optional cash payments of $500 to $25,000 per month or by making an initial optional cash payment of $500 to $25,000 in the Share Purchase Program.

- Purchase of additional Shares with Optional cash payments in excess of $25,000 may be made with permission of the Company. Such purchases may be priced at a discount ranging from 0% to 5%, as determined by the Company in its sole discretion from time to time.

- Shares will be purchased by the Plan Administrator directly from the Company, in open market or in privately negotiated transactions, as determined from time to time by the Company, to fulfill requirements for the Plan.

- Participation in the Plan is entirely voluntary, and Participants may terminate their participation at any time. Shareholders who do not choose to participate in the Plan will continue to receive cash dividends, as declared, in the usual manner. Participants may also request that any or all of the Shares held in their account ("Plan Shares") be sold by the Plan Administrator.


          THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE
           SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
          COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR
          ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR
             ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE
                         CONTRARY IS A CRIMINAL OFFENSE.

               The date of this Prospectus is February 11, 1998.

               This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any of the securities offered hereby in any jurisdiction to any person to whom it is unlawful to make such an offer or solicitation in such jurisdiction. No person has been authorized to give any information or to make any representations other than those contained in this Prospectus in connection with the offering made hereby, and if given or made, such information or representations must not be relied upon as having been authorized by the Company. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that information herein is correct as of any time subsequent to the date hereof.

                              AVAILABLE INFORMATION

               The Company is subject to the information requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports and other information with the Securities and Exchange Commission (the "Commission" or "SEC"). Reports, proxy statements and other information filed by the Company may be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's regional offices located at Seven World Trade Center, 13th Floor, New York, New York 10048, and at 500 West Madison Street, Chicago, Illinois 60661. Copies may also be obtained from the Public Reference section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. The Shares of the Company are currently quoted on the New York Stock Exchange. Reports, proxy statements and other information concerning the Company may be inspected at the National Association of Securities Dealers, Inc., 1735 K Street, N.W., Washington, D.C. 20006. In addition, holders of the Shares will receive annual reports containing audited financial statements with a report thereon by the Company's independent certified public accountants, and quarterly reports containing unaudited summary financial information for each of the first three quarters of each fiscal year. This Prospectus does not contain all information set forth in the Registration Statement and Exhibits thereto which the Company has filed with the Commission under the Securities Act of 1933, as amended (the "Securities Act"), and to which reference is hereby made. The Company files information electronically with the Commission, and the Commission maintains a Web Site that contains reports, proxy and information statements and other information regarding registrants (including the Company) that file electronically with the Commission. The address of the Commission's Web Site is (http://www.sec.gov).


                INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

               There are incorporated herein by reference the following documents heretofore filed by the Company with the Commission:

               (a) The description of the Company's Shares contained in the Company's Registration Statement on Form 8-A, as amended (Reg. No. 1-13779), filed January 13, 1998, under the Exchange Act.

               (b) The registration statement on Form S-4 filed on October 15, 1997.

               (c) The Company's quarterly report for the quarter ended September 30, 1997 on Form 10-Q.

               All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering of the securities made hereby shall be deemed to be incorporated by reference into this Prospectus.

               The Company hereby undertakes to provide without charge to each person, including any beneficial owner, to whom a Prospectus is delivered, upon written or oral request of that person, a copy of any document incorporated herein by reference (or incorporated into the documents that this Prospectus incorporates by reference). Requests should be directed to Carey Diversified LLC, 50 Rockefeller Plaza, New York, NY 10020, telephone (212) 492-1100.


                              CAREY DIVERSIFIED LLC

               Carey Diversified LLC ("Carey Diversified", "CD" or the "Company") is a Delaware limited liability company initially established to consolidate nine publicly-registered real estate limited partnerships organized by W.P. Carey & Co., Inc. between 1979 and 1991. These nine partnerships (the "CPA(R) Partnerships") raised investor capital aggregating over $400 million and invested the net proceeds primarily in triple-net-leased properties. Shares issued to the holders of units in the CPA(R) Partnerships are listed on the New York Stock Exchange.

               Carey Diversified's objective is to increase shareholder value and its Funds from Operations through prudent management of its real estate assets and opportunistic investments. CD intends to capitalize on its status as a publicly-traded real estate investment company to take immediate advantage of the significant opportunities to make net-lease and other investments at attractive returns. The Company expects to evaluate a number of different opportunities in a variety of property types and geographic locations and to pursue those that meet its stringent underwriting requirements.

               The Company's business plan is an expansion of the business plans of the CPA(R) Partnerships. In addition to acquiring additional net-leased properties, the Company intends to:

       - Seek additional investment and other opportunities that leverage core management skills (which include in-depth credit analysis, asset valuation and sophisticated structuring techniques);

       - optimize the current portfolio of properties through expansion of existing properties, timely dispositions and favorable lease modifications;

       -      refinance existing debt; and

       -      increase the Company's access to capital.

               The Company expects to be a perpetual life, growth-oriented company and therefore, instead of selling all of its properties as the CPA(R) Partnerships had been designed to do, will continue to own properties as long as it believes ownership helps attain its value-building objectives.

               Additional information regarding the Company, including the audited financial statements of the Company and descriptions of the Company, is contained in the documents incorporated by reference herein. See "Incorporation of Certain Information by Reference," above.


                                 USE OF PROCEEDS

               The Company may purchase Shares for the Plan on the open market or may issue new Shares. If Shares are purchased on the open market, the Company will not receive any proceeds from the Plan. The Plan would raise additional capital for the Company to the extent that Shares issued hereunder are previously unissued shares or treasury shares (rather than shares acquired in the open market). In the event the Company issues previously unissued Shares or treasury shares pursuant to this Plan, the proceeds will be used for acquisitions and general Company purposes.


                                    THE PLAN

               The Plan was adopted by the Board of Directors on February 11, 1998 and became effective on February 11, 1998. The following description of the Plan constitutes the Plan. Holders of Shares who do not participate in the Plan will receive cash dividends, as declared and paid in the usual manner.

SUMMARY OF PLAN

               The Plan provides both current owners of the Shares and interested new investors with a convenient and attractive method of investing cash dividends and optional cash payments of $500 to $25,000 per month in Shares at the Market Price without payment of a brokerage commission or service charge. In addition, optional cash payments in excess of the $25,000 monthly limit may be invested in Shares at a discount from the Market Price in cases where the Company, at its discretion, approves a Request for Waiver for such stock purchases. The discount is subject to change from time to time, but will not vary from the range of 0% to 5%.

               Optional cash payments of less than $500 and that portion of any optional cash payment which exceeds the maximum monthly purchase limit of $25,000, unless such upper limit has been waived, are subject to return to the Participant without interest. For Shares purchased with optional cash payments, Participants may elect to have the certificates for such shares sent to them free of charge or retained by the Plan Administrator for safekeeping, and additional certificates may be sent to the Plan Administrator for safekeeping without payment of any fee. Participants may also request that any or all Shares held in the Plan be sold by the Plan Administrator on behalf of such Participants for a nominal fee, any transfer fees and any applicable stock transfer taxes on the resales, all of which will be deducted by the Plan Administrator from the proceeds of the sale and the balance sent to the Participant.

               Capitalized terms not defined in the body of the Prospectus are included in the Glossary beginning on page 23.

PURPOSE OF THE PLAN

               The primary purpose of the Plan is to provide both current holders of Shares and interested new investors with an economical and convenient method of increasing their investment in the Company by investing cash dividends in additional Shares at the Market Price and/or by investing optional cash payments in Shares at the Market Price without payment of any brokerage commission or service charge. To the extent Shares are purchased from the Company under the Plan, the Company will receive additional funds for acquisitions and general Company purposes.

               The Plan may also be used by the Company to raise additional capital through the sale each month of a portion of the Shares available for issuance under the Plan to purchasers of Shares (including brokers or dealers) who, in connection with any resales of such shares, may be deemed to be underwriters. These sales will be effected through the Company's ability to waive limitations applicable to the amounts which Participants may invest pursuant to the Plan's Share Purchase Program. However, the Plan is primarily intended for the benefit of long-term investors, and not for the benefit of individuals or institutions who engage in short-term trading activities that could cause aberrations in the composite trading volume of the Company's Shares. The Company reserves the right to modify, suspend or terminate participation in the Plan by otherwise eligible holders of Shares in order to eliminate practices which are not consistent with the purposes of the Plan.


OPTIONS AVAILABLE TO PARTICIPANTS

               Dividend Reinvestment Program. Holders of Shares who wish to participate in the Plan, whether Record Owners, Beneficial Owners or interested new investors who make an initial investment through the Share Purchase Program described below (each, a "Participant") may elect to have all or a portion of the cash dividends paid on their Shares automatically reinvested in additional Shares when and as declared by the Company's Board of Directors, generally on a quarterly basis. Subject to the availability of Shares registered for issuance under the Plan, there is no limitation on the amount of dividends a Participant may reinvest under the Dividend Reinvestment Program.

               Share Purchase Program. Each month, Participants may also elect to invest optional cash payments in Shares, subject to a minimum monthly purchase limit of $500 and a maximum monthly purchase limit of $25,000. The maximum limit is subject to waiver at the Company's discretion. Participants may make optional cash payments each month even if dividends on their Shares are not being reinvested and whether or not a dividend has been declared. Participants are not required to enroll any Shares purchased through the Share

Purchase Program in the Dividend Reinvestment Program but may designate all or a portion of such Shares for such participation on the Authorization Form if desired.


ADVANTAGES AND DISADVANTAGES OF THE PLAN

ADVANTAGES

               (a) The Plan provides Participants with the opportunity to reinvest cash dividends paid on all or a portion of their Shares in additional Shares without payment of a brokerage commission or service charge.

               (b) The Plan provides Participants with the opportunity to make monthly investments of optional cash payments, subject to minimum and maximum amounts, for the purchase of Shares without payment of a brokerage commission or service charge. The Participant may designate any portion of such Plan Shares to be enrolled in the Dividend Reinvestment Program.

               (c) All cash dividends paid on Participants' Plan Shares enrolled in the Dividend Reinvestment Program can be fully invested in additional Shares because the Plan permits fractional Shares to be credited to Plan accounts. Dividends on such fractional Shares, as well as on whole Shares, will also be reinvested in additional Shares which will be credited to Plan accounts.

               (d) The Plan Administrator, at no charge and at the election of Participants, either sends certificates to Participants for optional Shares purchased or provides for the safekeeping of share certificates for Shares credited to each Plan account.

               (e) A Participant may also elect to deposit with the Plan Administrator certificates for the Participant's other Shares registered in his or her name for safekeeping without charge.

               (f) Periodic statements reflecting all current activity, including Plan Share purchases and the most recent Plan account balance, simplify Participants' record keeping.

DISADVANTAGES

               (a) No interest will be paid by the Company or the Plan Administrator on dividends or optional cash payments held pending reinvestment or investment. In addition, optional cash payments of less than $500 and that portion of any optional cash payment which exceeds the maximum monthly purchase limit of $25,000, unless such upper limit has been waived, are subject to return to the Participant without interest. Moreover, purchases above the $25,000 per month limit that have been granted a waiver may also be subject to return under certain circumstances.

               (b) With respect to Shares acquired from the Company, the actual number of Shares to be issued to the Participant or the Participant's Plan account will not be determined until after the end of the relevant Pricing Period. Therefore, Participants will not know the actual price per Share or number of Shares they have purchased until the Investment Date.

               (c) Because optional cash payments must be received by the Plan Administrator by the Optional Cash Payment Due Date, such payments may be exposed to changes in market conditions for a longer period of time than in the case of typical secondary market transactions.

               (d) Resales of Shares credited to a Participant's account under the Plan will involve a nominal fee per transaction to be deducted from the proceeds of the sale by the Plan Administrator (if such resale is made by the Plan Administrator at the request of a Participant), plus any brokerage commission and any applicable stock transfer taxes on the resales.


ADMINISTRATION OF THE PLAN

               The Company has designated Mellon Bank, N.A., (the "Plan Administrator"), to administer the Plan and act as agent for the Participants. Mellon Bank N.A. has designated its affiliates, ChaseMellon Shareholder Services, L.L.C., Dreyfus and other agents to perform certain services for the Plan. These companies will purchase and hold Shares for Participants, keep records and statements and perform other duties required by the Plan. Certificates for Plan Shares purchased pursuant to the Share Purchase Program but not designated for investment in the Dividend Reinvestment Program will be sent to the Participant or held by the Plan Administrator, at the Participant's discretion, free of charge. Plan Shares designated for the Dividend Reinvestment Program will be held by the Plan Administrator and registered in the Participant's name. The Plan Administrator will credit dividends to Participants' accounts on the basis of whole or fractional Plan Shares held in such accounts, and will automatically reinvest such dividends in additional Shares according to the portion of the Participants' Shares designated to participate in the Dividend Reinvestment Program. Any remaining portion of cash dividends not designated for reinvestment will be sent to the Participant. If the Plan Administrator resigns or otherwise ceases to act as plan administrator, the Company will appoint a new plan administrator to administer the Plan.

               Participants will incur no brokerage commissions or service charges in connection with the reinvestment of dividends and in connection with all purchases made pursuant to optional cash payments under the Plan. The Company will pay all costs of administration of the Plan. Additionally, Participants may elect to send the certificates for their other Shares to the Plan Administrator for safekeeping, and there is no fee for this service. However, Participants who request that the Plan Administrator sell all or any portion of their shares must pay a nominal fee per transaction to the Plan Administrator, any related brokerage commissions and applicable stock transfer taxes.

DIVIDEND REINVESTMENT PROGRAM

ENROLLMENT

               Shareholders who already own Shares and whose Shares are registered in their own name may participate immediately by signing and returning a completed Authorization Form to the Plan Administrator. If a Shareholder owns Shares held in a brokerage account, arrangements should be made with the brokerage firm to allow for participation in the Plan. Individuals who do not own any Shares may participate by making an initial investment in Shares through the Share Purchase Program. See "Share Purchase Program" below.

               The dividend reinvestment feature will be effective on the first record date after receipt of the Authorization Form. Once in the Plan, a Participant remains in the Plan until he or she withdraws from the Plan, the Company terminates his or her participation in the Plan or the Company terminates the Plan.

               The Company reserves the right to refuse to permit any broker, bank, nominee or other Record Owner to participate in the Plan if the terms of such participation would, in the Company's judgment, result in excessive cost or burden to the Company.

               The Authorization Form appoints the Plan Administrator as agent for the Participant and directs the Company to pay to the Plan Administrator the Participant's cash dividends on the Shares owned by the Participant on the applicable Record Date and enrolled in the Dividend Reinvestment Program, and thereafter including all whole and fractional Shares credited to the Participant's Plan account as they are added with each reinvestment or optional purchase designated for reinvestment. Such cash dividends with respect to Shares enrolled in the Dividend Reinvestment Program will be automatically reinvested by the Plan Administrator in Shares. Any remaining cash dividends not enrolled in the Dividend Reinvestment Program are paid directly to the Participant.
Whole Shares purchased with reinvested dividends on Shares registered in the Plan through a brokerage firm will be credited to a Participant's brokerage account. The brokerage firm should be consulted to determine how it handles fractional Shares.

               Additionally, the Authorization Form directs the Plan Administrator to purchase Shares with a Participant's optional cash payments, if any, and whether to enroll any of such new Plan Shares in the Dividend Reinvestment Program.

PARTIAL PARTICIPATION POSSIBLE UNDER THE DIVIDEND REINVESTMENT PLAN

               Participants may designate any desired percentage of their Shares for which dividends are to be reinvested. Dividends will thereafter be reinvested only on the percentage of Shares specified, and the Participant will continue to receive cash dividends on the remainder of the Shares.

INVESTMENT DATES

               The Investment Date with respect to the Shares acquired pursuant to dividend reinvestments will be (i) if acquired directly from the Company, the quarterly dividend payment date declared by the Board of Directors (generally the 15th day of the month, unless such date is not a business date in which case it is the first business day immediately thereafter), or (ii) in the case of open market purchases, the date or dates of actual investment, but no later than 10 business days following the dividend payment date.

               When open market purchases are made by the Plan Administrator, such purchases may be made on any securities exchange where the Shares are traded, in the over-the-counter market or by negotiated transactions, and may be subject to such terms with respect to price, delivery and other matters as agreed to by the Plan Administrator.

               Shares will be allocated and credited to Participants' accounts on the appropriate Investment Date. NO INTEREST WILL BE PAID ON CASH DIVIDENDS PENDING REINVESTMENT UNDER THE TERMS OF THE PLAN.

PURCHASE PRICE OF SHARES PURCHASED UNDER THE DIVIDEND REINVESTMENT PROGRAM

               Shares purchased with reinvested dividends will be purchased for the Plan at the Market Price. The Market Price, in the case of shares purchased directly from the Company, will be the average closing price of the Shares on the New York Stock Exchange ("NYSE") or other applicable securities exchange, as reported in the Wall Street Journal, during the Pricing Period. The Market Price, in the case of Shares purchased in the open market, will be the actual cost of such Shares.

               Neither the Company nor any Participant shall have any authorization or power to direct the time or price at which Shares will be purchased or the selection of the broker or dealer through or from whom purchases are to be made by the Plan Administrator. However, when open market purchases are made by the Plan Administrator, the Plan Administrator shall use its best efforts to purchase the Shares at the lowest possible price.

DETERMINATION OF THE NUMBER OF SHARES PURCHASED FOR A PARTICIPANT

               A Participant's account in the Plan will be credited with the number of Shares, including fractions computed to four decimal places, equal to the total amount to be invested on behalf of such Participant divided by the applicable Market Price per Share. The total amount to be invested will depend on the amount of any dividends paid on the number of Shares owned by the Participant and designated for reinvestment, plus dividends on the Plan Shares in such Participant's Plan account designated for reinvestment. Participants will be credited with dividends on fractions of Shares. Subject to the availability of Shares registered for issuance under the Plan, there is no total maximum number of Shares available for issuance pursuant to the reinvestment of dividends.

WITHDRAWAL FROM THE PLAN

               Participants may withdraw from the Plan with respect to all or a portion of the Shares held in his or her account in the Plan at any time. If the request to withdraw is received prior to a dividend Record Date, the request will be processed on the day following receipt of the request by the Plan Administrator.

               If the request to withdraw is received by the Plan Administrator on or after a dividend Record Date, but before the payment date, the Plan Administrator, in its sole discretion, may either pay such dividend in cash or reinvest it in Shares for the Participant's account. The request for withdrawal will then be processed as promptly as possible following such dividend payment date. All dividends subsequent to the effective date of the withdrawal will be paid in cash unless a shareholder re-enrolls in the Plan, which may be done at any time.

HOW TO WITHDRAW FROM THE PLAN

               A Participant who wishes to withdraw from the Plan with respect to all or a portion of the Shares held in his or her account in the Plan must notify the Plan Administrator in writing. Upon a Participant's withdrawal from the Plan or termination of the Plan by the Company, certificates for the appropriate number of whole shares credited to his or her account under the Plan will be issued free of charge. A cash payment will be made for any fraction of a Share.

               Upon withdrawal from the Plan, a Participant may also request in writing that the Plan Administrator sell all or part of the Shares credited to his or her account in the Plan. The Plan Administrator will sell the shares as requested within 10 business days after processing the request for withdrawal. The Participant will receive the proceeds of the sale, less a nominal fee per transaction paid to the Plan Administrator, any brokerage fees or commissions and any applicable stock transfer taxes, generally within five business days of the sale.

AUTOMATIC TERMINATION PROVISIONS

               Participation in the Plan will be terminated if the Plan Administrator receives written notice of the death or adjudicated incompetency of a Participant, together with satisfactory supporting documentation of the appointment of a legal representative at least five business days before the next Record Date for purchases made through the reinvestment of dividends or Optional Cash Payment Due Date for payments received for optional cash investments, as applicable. In the event written notice of death or adjudicated incompetency and such supporting documentation is received by the Plan Administrator less than five business days before the next Record Date or Optional Cash Payment Due Date for purchases made through the reinvestment of dividends or optional cash payments, as applicable, the Plan Administrator, in its sole discretion, may either pay such dividends in cash or invest such dividends in additional Shares. Participation in the Plan will not terminate until after such dividend or payment has been reinvested. Thereafter, no additional purchase of Shares will be made for the Participant's account and the Participant's Shares and any cash dividends paid thereon will be forwarded to such Participant's legal representative.

SHARE PURCHASE PROGRAM

ENROLLMENT IN SHARE PURCHASE PROGRAM

               Any person who has timely signed an Authorization Form indicating his or her intention to participate in the Share Purchase Program of the Plan are eligible to make optional cash payments during any month, whether or not a dividend is declared. The Authorization Form allows any investor to make optional cash investments, including an initial investment in Shares, for any amount between $500 and $25,000 by enclosing a check or money order payable to "Mellon Bank, N.A. -- Carey Diversified LLC DRP" with the Authorization Form and sending them directly to the Plan Administrator. Each statement sent to Plan participants will include a form to accompany subsequent cash investments they may wish to make in any amount between $500 and $25,000 per month. Optional cash payments must be accompanied by an Authorization Form. Each month, the Plan Administrator will apply any optional cash payment received from a Participant no later than the Optional Cash Payment Due Date to the purchase of additional Shares for the account of the Participant on the following Investment Date and will enroll the portion of such Shares in the Dividend Reinvestment Program as so directed by the Participant on the Authorization Form.

LIMITATIONS ON OPTIONAL CASH PAYMENTS

               For any Investment Date, each optional cash payment is subject to a minimum of $500 and a maximum of $25,000 (subject to waiver). For purposes of these limitations, all accounts under common control, management or representation by or on behalf of the same beneficial owner will be aggregated. Optional cash payments of less than $500 and that portion of any cash payment which exceeds the maximum monthly purchase limit of $25,000, unless such maximum limit has been waived by the Company, will be returned to the Participant without interest at the end of the relevant Pricing Period.

DUE DATES AND INVESTMENT DATES FOR OPTIONAL CASH PAYMENTS

               In order for funds to be invested on the next Investment Date, the Plan Administrator must have received an Authorization Form and a check, money order or wire transfer by the Optional Cash Payment Due Date and such check, money order or wire transfer must have cleared before the related Investment Date or generally, the 20th day of each month or the business day immediately preceding the 20th day of the month if the 20th day of the month is not a business day. See Schedule A. Wire transfers may be used only if approved verbally in advance by the Plan Administrator. Checks and money orders are accepted subject to timely collection as good funds and verification of compliance with the terms of the Plan. Checks or money orders should be made payable to "Mellon Bank, N.A. -- Carey Diversified LLC DRP." Checks returned for any reason will not be resubmitted for collection.

               Optional cash payments will be invested every month on the related Investment Date. Optional cash payments received by the Plan Administrator by the Optional Cash Payment Due Date will be applied to the purchase of Shares on the Investment Date immediately after the Optional Cash Payment Due Date on which such payment is received.

                  NO INTEREST WILL BE PAID BY THE COMPANY OR THE PLAN ADMINISTRATOR ON OPTIONAL CASH PAYMENTS HELD PENDING INVESTMENT. SINCE NO INTEREST IS PAID ON CASH HELD BY THE PLAN ADMINISTRATOR, IT NORMALLY WILL BE IN THE BEST INTEREST OF A PARTICIPANT TO DEFER OPTIONAL CASH PAYMENTS UNTIL SHORTLY BEFORE THE OPTIONAL CASH PAYMENT DUE DATE.

PURCHASE PRICE OF SHARES PURCHASED UNDER THE SHARE PURCHASE PROGRAM

               Shares purchased under the Share Purchase Program will be purchased for the Plan at the Market Price. The Market Price of Shares purchased directly from the Company will be the average closing price of the Shares on the New York Stock Exchange ("NYSE") or other applicable securities exchange, as reported in the Wall Street Journal, during the Pricing Period. The Market Price will be the actual cost of such Shares in the case of Shares purchased in the open market.

               Neither the Company nor any Participant shall have any authorization or power to direct the time or price at which Shares will be purchased or the selection of the broker or dealer through or from whom purchases are to be made by the Plan Administrator. However, when open market purchases are made by the Plan Administrator, the Plan Administrator shall use its best efforts to purchase the shares at the lowest possible price.

RETURN OF OPTIONAL CASH PAYMENTS

               Upon telephone or written request to the Plan Administrator received at least five business days prior to the Optional Cash Payment Due Date for the Investment Date with respect to which optional cash payments have been delivered to the Plan Administrator, such optional cash payments will be returned to the Participant as soon as practicable. In the case of requests received less than five business days prior to such date, the Plan Administrator, in its sole discretion, may either return or invest such cash payments. Each optional cash payment, to the extent that it does not either conform to the limitations described herein or clear within the prescribed time limit, will be subject to return to the Participant as soon as practicable.

WAIVER OF MONTHLY OPTIONAL PAYMENT LIMIT

               A Participant may seek a waiver of the $25,000 per month limit on optional cash investments. The following describes the manner in which such a waiver may be obtained and the rules applicable to such an investment.

               Request for Waiver. Optional cash payments in excess of $25,000 per month may be made only pursuant to a Request for Waiver approved by the Company. Participants who wish to submit an optional cash payment in excess of $25,000 for any Investment Date must obtain the prior written approval of the Company, and a copy of such written approval must accompany any such optional cash payment. In order to receive a Request for Waiver Form, Participants should request the form from the Company via facsimile at or by mail at 50 Rockefeller Plaza, New York, NY 10020. At least five business days prior to the applicable Optional Cash Payment Due Date, the Company will determine whether to waive the $25,000 monthly limit and whether to establish a Threshold Price and/or a Waiver Discount. See Schedule A. This determination will be made by the Company in its discretion after a review of such considerations as transaction costs, current market conditions, the level of participation in the Plan, and current projected capital needs. After the Threshold Price and Waiver Discount set date, Participants may ascertain whether a Threshold Price has been set or waived, and obtain the Waiver Discount, for the given Pricing Period [by telephoning the Company at to hear a pre-recorded message.] A Request for Waiver must then be received by
the Company via U.S. mail or facsimile at                             for that
month at least two business days before the Optional Cash Due Date. The Company will then notify the Participant if the Request for Waiver has been approved no later than one business day prior to the Optional Cash Due Date.

               THE COMPANY HAS SOLE DISCRETION WHETHER TO GRANT ANY APPROVAL FOR OPTIONAL CASH PAYMENTS IN EXCESS OF THE ALLOWABLE MAXIMUM AMOUNT. The Company expects to grant Requests for Waiver to financial intermediaries, including brokers and dealers, and other Participants in the future. Grants of Requests for Waiver will be made in the sole discretion of the Company based on a variety of factors, which may include: the Company's current and projected capital needs, the alternatives available to the Company to meet those needs, the prevailing market price for Shares, general economic and market conditions, expected aberrations in the price or trading volume of the Shares, the potential disruption of the price of the Shares by a financial intermediary, the number of Shares held by the Participant submitting the Request for Waiver, the past actions of a Participant under the Plan, the aggregate amount of optional cash payments for which such Requests for Waivers have been submitted, the administrative constraints associated with granting such Requests for Waivers and other factors deemed relevant by the Company. If such Requests for Waivers are granted, a portion of the Shares available for issuance under the Plan will be purchased by Participants (including brokers or dealers) who, in connection with any resales of such Shares, may be deemed to be underwriters within the meaning of the Securities Act. To the extent that Requests for Waiver are granted, it is expected that a greater number of Shares will be issued under the Share Purchase Program of the Plan as opposed to the Dividend Reinvestment Program of the Plan. Subject to the availability of Shares registered for issuance under the Plan, there is no pre-established maximum limit on the number of Shares that may be purchased pursuant to approved Requests for Waivers.

               Financial intermediaries may purchase a significant portion of the Shares issued pursuant to the Share Purchase Program of the Plan. The Company does not have any formal or informal understanding with any such organizations and, therefore, the extent of such financial intermediaries' participation under the Plan cannot be estimated at this time. Participants that are financial intermediaries that acquire Shares under the Plan with a view to distribution of such shares or that offer or sell shares for the Company in connection with the Plan may be deemed to be underwriters within the meaning of the Securities Act.

               From time to time, financial intermediaries, including brokers and dealers, may engage in positioning transactions in order to benefit from the discount from the Market Price of the Shares acquired through the reinvestment of dividends under the Plan. Such transactions may cause fluctuations in the trading volume of the Shares. Financial intermediaries that engage in positioning transactions may be deemed to be underwriters within the meaning of the Securities Act. The Plan is intended for the benefit of investors in the Company and not for individuals who engage in transactions which may cause aberrations in the price or trading volume of the Shares.

               If Requests for Waiver are submitted for any Investment Date for an aggregate amount in excess of the amount the Company is then willing to accept, the Company may honor such requests in order of receipt, pro rata or by any other method that the Company determines to be appropriate. There is no pre-established maximum limit applicable to optional cash payments that may be made pursuant to approved Requests for Waiver.

               Threshold Price. The Company may establish for any Pricing Period a Threshold Price applicable to optional cash payments made pursuant to Requests for Waiver. If established for any Pricing Period, the Threshold Price will be stated as a dollar amount that the average of the closing price on the NYSE, or other applicable securities exchange, for each day of the applicable Pricing Period must equal or exceed. In the event that the Threshold Price is not satisfied for a Trading Day in the Pricing Period, then that day and the trading prices for that day will be excluded from that Pricing Period. Thus, for example, if the Threshold Price is not satisfied for three of the 10 days in a Pricing Period, then the average sales price for purchases and the optional cash payments which may be invested will be based on the remaining seven days when the Threshold Price is satisfied. For each day during the Pricing Period for which the Threshold Price is not satisfied, 1/10th of each optional cash payment made pursuant to a Request for Waiver will be returned to such Participant by check, without interest, as soon as practicable after the applicable Investment Date.

               The establishment of a Threshold Price and the possible return of a portion of the investment applies only to optional cash payments made pursuant to a Request for Waiver. Setting a Threshold Price for a Pricing Period shall not affect the Threshold Price for any subsequent Pricing Period. Neither the Company nor the Plan Administrator shall be required to provide any written notice to Participants as to the Threshold Price for any Pricing Period.

               Waiver Discount. Each month the Company may, but is not required, to establish a discount from the Market Price applicable only to optional cash payments made pursuant to a Request for Waiver. Such discount (the "Waiver Discount") may be between 0% and 5% of the purchase price and may vary each month, but once established will uniformly apply to all optional cash payments made pursuant to an approved Request for Waiver for that month. Setting a Waiver Discount for a particular month shall not affect the setting of or the level of any Waiver Discount for any subsequent month. The Waiver Discount will apply to the entire optional cash payment and not just the portion that exceeds $25,000. If no Waiver Discount is established for a particular month, no discount will apply to purchases in excess of $25,000.

               Due Dates and Investment Dates for Optional Cash Payments Subject to a Waiver. The Plan Administrator must receive an Authorization Form and a check, money order or wire transfer no later than the business day immediately preceding the Pricing Period. Wire transfers may be used only if approved verbally in advance by the Plan Administrator. Checks and money orders are accepted subject to timely collection as good funds and verification of compliance with the terms of the Plan. Checks or money orders should be made payable to "Mellon Bank, N.A. -- Carey Diversified LLC DRP." Checks returned for any reason will not be resubmitted for collection.

               Optional cash payments will be invested every month on the related Investment Date. Optional cash payments received by the Plan Administrator by the Optional Cash Payment Due Date will be applied to the purchase of Shares on the Investment Date immediately after the Optional Cash Payment Due Date on which such payment is received. Generally, optional cash payments received after the Optional Cash Payment Due Date will be returned to Participants without interest at the end of the Pricing Period; such optional cash payments may be resubmitted by a Participant prior to the commencement of the next or a later Pricing Period as to which the Company is entertaining Requests for Waiver.

               NO INTEREST WILL BE PAID BY THE COMPANY OR THE PLAN ADMINISTRATOR ON OPTIONAL CASH PAYMENTS HELD PENDING INVESTMENT. SINCE NO INTEREST IS PAID ON CASH HELD BY THE PLAN ADMINISTRATOR, IT NORMALLY WILL BE IN THE BEST INTEREST OF A PARTICIPANT TO DEFER OPTIONAL CASH PAYMENTS UNTIL SHORTLY BEFORE THE OPTIONAL CASH PAYMENT DUE DATE.

SOURCE OF SHARES PURCHASED UNDER THE PLAN

               Plan Shares will be purchased either directly from the Company or on the open market, or by a combination of the foregoing, at the option of the Company, after a review of current market conditions and the Company's current and projected capital needs. The Company will determine the source of the Shares to be purchased under the Plan. Neither the Company nor the Plan Administrator shall be required to provide any written notice to Participants as to the source of the Shares to be purchased under the Plan, but current information regarding
the source of the Shares may be obtained by contacting the Company at         .


REPORT TO PARTICIPANTS

               Each Participant in the Plan will receive a statement of his or her account following each purchase of additional Shares. The statements are the Participant's continuing record of the cost of purchases and should be retained for income tax purposes. In addition, Participants will receive copies of other communications sent to holders of Shares, including the Company's annual report to its shareholders, the notice of annual meeting and proxy statement in connection with its annual meeting of shareholders and Internal Revenue Service information necessary for the completion of the tax return of each Participant.

CERTIFICATES FOR SHARES

ISSUANCE OF CERTIFICATES

               Normally, Shares purchased for Participants will be held in book-entry form. No certificates will be issued to Participants for shares in the Plan unless a Participant submits a written request to the Plan Administrator. At any time, a Participant may request the Plan Administrator to send a certificate for some or all of the whole Shares credited to a Participant's account. This request should be mailed to the Plan Administrator. There is no fee for this service. Any remaining whole Shares and any fractions of Shares will remain credited to the Plan account. Certificates for fractional shares will not be issued under any circumstances.

               A Participant may also elect to deposit with the Plan Administrator certificates for the shareholder's other Shares registered in his or her name for safekeeping under the Plan without charge. Certificates forwarded to the Plan Administrator by registered mail will be automatically covered by a blanket bond up to the first $100,000 of value. Safekeeping protects a convenient way to keep track of Shares. Only Shares held in safekeeping may be sold through the Plan.

NAME IN WHICH CERTIFICATES ARE REGISTERED

               Each Plan account is maintained in the name in which the related Participant's certificates were registered at the time of enrollment in the Plan. Certificates for those Shares purchased under the Plan will be similarly registered when issued upon a Participant's request. A Participant who wishes to pledge Shares credited to such Participant's Plan account must first withdraw such Shares from the Plan.


OTHER INFORMATION

SALE OF SHARES

               Shares may be sold at anytime by contacting the Plan Administrator. The Plan Administrator will record sales orders on the date of receipt, and process them, where practicable, on the next Business Day. The Plan Administrator will send by check the proceeds from the sale of the Shares (excluding a nominal fee, brokerage commissions and other costs).

               If a Participant sells or transfers all of his or her Shares other than the Plan Shares, the Participant will still remain in the Plan with respect to any held Plan Shares and will continue to earn dividends unless the Participant notifies the Plan Administrator to terminate participation by giving the Plan Administrator a withdrawal notice prior to the next relevant dividend Record Date.

DIVIDEND PAYABLE IN SHARES OR SHARE SPLITS

               Any dividend payable in Shares and any additional Shares distributed by the Company in connection with a Share split in respect of Shares credited to a Participant's Plan account will be added to that account. Share dividends or split Shares which are attributable to Shares registered in a Participant's own name and not in his or her Plan account will be mailed directly to the Participant as in the case of shareholders not participating in the Plan.

VOTING OF PLAN SHARES AT MEETINGS OF SHAREHOLDERS

               If the Participant is a Record Owner, the Participant will receive a proxy card covering both directly held Shares and Shares held in the Plan. If a proxy is returned properly signed and marked for voting, all of the Shares covered by the proxy will be voted as marked. If a Participant is a Beneficial Owner, the Participant will receive a proxy covering Plan Shares through his or her bank, broker or other nominee. If a proxy is returned properly signed but no voting instructions are given, all of the Participant's Shares will be voted in accordance with recommendations of the Board of Directors of the Company, unless applicable laws require otherwise. If the proxy is not returned, or if it is returned unexecuted or improperly executed, shares registered in a Participant's name may be voted only by the Participant in person.

THE RESPONSIBILITIES OF THE COMPANY AND THE PLAN ADMINISTRATOR UNDER THE PLAN

               The Company and the Plan Administrator will not be liable in administering the Plan for any act done in good faith or required by applicable law or for any good faith omission to act including, without limitation, any claim or liability arising out of failure to terminate a Participant's account upon his or her death, with respect to the price at which Shares are purchased and/or the times when such purchases are made or with respect to any fluctuation in the market value before or after purchase or sale of shares. Notwithstanding the foregoing, nothing contained in the Plan limits the Company's liability with respect to alleged violations of federal securities laws.

               The Company and the Plan Administrator shall be entitled to rely on completed forms and the proof of due authority to participate in the Plan, without further responsibility of investigation or inquiry.

AMENDMENT OR CANCELLATION OF THE PLAN

               The Company may suspend, terminate or amend the Plan at any time. Notice will be sent to Participants of any suspension or termination, or of any amendment that alters the Plan terms and conditions, as soon as practicable after such action by the Company. The Company may also substitute another administrator or agent in place of the Plan Administrator at any time; Participants will be promptly informed of any such substitution. Any questions of interpretation arising under the Plan will be determined by the Company and any such determination will be final.

RISK OF MARKET FLUCTUATIONS IN SHARES

               A Participant's investment in Shares held in the Plan account is no different from his or her investment in directly held Shares. The Participant bears the risk of any loss and enjoys the benefits of any gain from market price changes with respect to such shares.

CONTACT FOR QUESTIONS ABOUT THE PLAN

          All correspondence regarding the Plan should be directed to:
                   Mellon Bank, N.A.
                   c/o ChaseMellon Shareholder Services
                   P.O. Box 3338
                   South Hackensack, NJ  07606-1938
                   Telephone:  (800)

Please mention Carey Diversified LLC and this Plan in all correspondence.

PLAN INTERPRETATION

               Any questions of interpretation arising under the Plan will be determined by the Company and any such determination will be final. The Company may adopt rules and regulations to facilitate the administration of the Plan. The terms and conditions of the Plan and its operation will be governed by the laws of the State of Delaware.

PARTICIPANT RESPONSIBILITIES UNDER THE PLAN

               Plan Shares are subject to escheat to the state in which the Participant resides in the event that such shares are deemed, under such state's laws, to have been abandoned by the Participant. Participant's, therefore, should notify the Plan Administrator promptly in writing of any change of address. Account statements and other communications to Participants will be addressed to them at the last address of record provided by Participants to the Plan Administrator.

               Participants will have no right to draw checks or drafts against their Plan accounts or to instruct the Plan Administrator with respect to any Shares or cash held by the Plan Administrator except as expressly provided herein.


                    CERTAIN FEDERAL INCOME TAX CONSIDERATIONS

               The following summary is based upon interpretations of current federal tax law. IT IS IMPORTANT FOR PARTICIPANTS TO CONSULT THEIR OWN TAX ADVISERS TO DETERMINE PARTICULAR TAX CONSEQUENCES, including state income tax consequences, which vary from state to state and which may result from participation in the Plan and subsequent disposition of shares acquired pursuant to the Plan. Income tax consequences to Participants residing outside the United States will vary from jurisdiction to jurisdiction.

                  Dividend Reinvestment Program

               Each Shareholder will report on his personal income tax return his distributive share of each item of the Company's income, gain, loss, deduction, credit and tax preference. Each Shareholder will be taxed on his pro rata share of the Company's taxable income, whether or not he has received or will receive any cash distributions from the Company. Cash distributions (which are considered to include any reduction in Participating Partnership and/or the Company nonrecourse indebtedness) made to Shareholders, other than those in exchange for or in redemption of all or part of their Shares, generally will not affect a Shareholder's distributive share of income, gain or loss from the Company. Such distributions may represent distributions of income, returns of capital or both. A cash distribution to a Shareholder by the Company generally does not result in any recognition of gain or loss for federal income tax purposes but reduces a Shareholder's adjusted basis in his Shares.

               Participants in the Dividend Reinvestment Program under the Plan will be treated for federal income tax purposes as having received, on the Investment Date, a distribution in an amount equal to the fair market value on that date of the Shares acquired with reinvested distributions. Such shares will have a tax basis equal their fair market value increased by the Shareholder's share, if any, of the liabilities of the Company (which include the Company's share of the liabilities of the Participating Partnerships). That initial basis then will be increased by (i) his share of items of income and gain of the Company and (ii) any increase in his proportionate share of the Company's share of nonrecourse indebtedness to which the Participating Partnerships' or the Company's Properties are subject (limited to the fair market value of the property securing such indebtedness) and reduced, but not below zero, by (a) the amount of his share of items of the Company loss and deduction and expenditures which are neither properly deductible nor properly chargeable to his capital account, (b) the amount of any cash distributions (including any decrease in his share of liabilities) and (c) the basis of any property distributions received by such Shareholder. For federal income tax purposes, the fair market value of shares acquired under the Plan will likely be treated as equal to 100% of the average of the high and low sale prices of shares on the related Investment Date. The trading value on that specific date may vary from the Market Price determined under the Plan for such shares.

               The IRS has ruled that a partner must maintain an aggregate adjusted tax basis in his aggregate partnership interest (consisting of all interests acquired in separate transactions). On the sale of a portion of such aggregate interest, a partner would be required to allocate, on the basis of the relative fair market values of such interests on the date of sale, his aggregate tax basis between the portion of the interest sold and the portion of the interest retained. This requirement, if applicable to the Company, effectively would preclude a Shareholder owning Shares that were acquired at different prices on different dates from controlling the timing of the recognition of the inherent gain or loss in his Shares by selecting the specific Shares that he would sell. The ruling does not address whether this aggregation requirement, if applicable, results in the tacking of the holding period of older Shares on the holding period of more recently acquired Shares. Because the application of this ruling in the context of a publicly traded partnership, such as the Company, is not clear, a person acquiring Shares and considering the subsequent purchase of additional Shares should consult his professional tax advisor as to the possible tax consequences of the ruling.

               Any gain or loss recognized by a Shareholder upon the sale or exchange of his Shares will generally be treated as capital gain or loss. In determining the amount received upon the sale or exchange of a Share, a Shareholder must include, among other things, his allocable share of non-recourse indebtedness. Therefore, it is possible that the gain or other income recognized on the sale of a Share may exceed the cash proceeds of the sale and, in some cases, the income taxes payable with respect to the sale may exceed such cash proceeds.

               Share Purchase Program

               The taxation of deemed distributions associated with optional cash purchases is not entirely clear. Participants should be treated as having received a distribution, upon the purchase of shares with an optional cash payment, in an amount equal to the excess, if any, of the fair market value of the shares on the Investment Date over the amount of the optional cash payment. Participants should be aware that the Company will treat the entire amount of such excess value as a distribution for tax reporting purposes as a cash distribution, which will be taxable as described above. PARTICIPANTS ARE STRONGLY ENCOURAGED TO CONSULT THEIR OWN TAX ADVISORS IN THIS REGARD.

               Shares acquired under the Share Purchase Program under the Plan will have a tax basis determined as described above. The fair market value on an Investment Date may differ from the Market Price determined under the Plan for such shares.

               A Participant's holding period for Shares acquired pursuant to either Program under the Plan will begin on the day following the Investment Date.

               A Participant will not realize any taxable income upon receipt of certificates for whole shares credited to the Participant's account, either upon the Participant's request for certain of those shares or upon termination under the Plan. A Participant will be treated as receiving a cash distribution from the Company upon receipt, following termination of participation in the Plan, of a cash payment for any fractional share equivalent credited to the Participant's account. Such distribution will be taxed as described above.


                                    DIVIDENDS

               In order to accommodate the provisions of this Plan, the Company anticipates that Record Dates will normally be the last day of each calendar quarter. The Company anticipates that dividends will be payable generally on the 15th day of the month subsequent to such Record Dates.


                              PLAN OF DISTRIBUTION

               The Plan Administrator will either purchase Shares in open market transactions or purchase Shares directly from the Company through the Plan. The Company may sell Shares to owners of shares (including brokers or dealers) who, in connection with any resales of such shares, may be deemed to be underwriters. Such shares, including shares acquired pursuant to waivers granted with respect to the Share Purchase Program of the Plan, may be resold in market transactions (including coverage of short positions) on any national security exchange on which Shares trade or in privately negotiated transactions. Under certain circumstances, it is expected that a portion of the Shares available for issuance under the Plan will be issued pursuant to such waivers. The difference between the price such owners pay to the Company for Shares acquired under the Plan, after deduction of the applicable discount from the Market Price, and the price at which such shares are resold, may be deemed to constitute underwriting commissions received by such owners in connection with such transactions.

               Subject to the availability of Shares registered for issuance under the Plan, there is no total maximum number of Shares that can be issued pursuant to the reinvestment of dividends. From time to time, financial intermediaries may engage in positioning transactions in order to benefit from the discount from the Market Price of Shares acquired through the reinvestment of dividends under the Plan.

               The Company will pay any and all brokerage commissions and related expenses incurred in connection with purchases of Shares under the Plan. Upon withdrawal by a Participant from the Plan by the sale of Shares held under the Plan, the Participant will receive the proceeds of such sale less a nominal fee per transaction paid to the Plan Administrator (if such resale is made by the Plan Administrator at the request of a Participant), any related brokerage commissions and any applicable transfer taxes.

               Shares may not be available under the Plan in all states. This Prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any Shares or other securities in any state or any other jurisdiction to any person to whom it is unlawful to make such offer in such jurisdiction.

                                  LEGAL MATTERS

               The validity of the Shares offered hereby and certain legal and tax matters will be passed upon by Reed Smith Shaw & McClay, Philadelphia, PA.

                                     EXPERTS

               The balance sheet of the Company as of August 31, 1997 and the combined balance sheets of the Corporate Property Associates Partnerships as of December 31, 1996 and 1995 and the related combined statements of income, partners' capital and cash flows for the three year period ended December 31, 1996 have been incorporated herein in reliance on the reports of Coopers & Lybrand L.L.P., independent accountants, given on the authority of that firm as experts in accounting and auditing.


                                    GLOSSARY

               "AUTHORIZATION FORM" means the form submitted by a shareholder indicating his or her desire to enroll in the Plan and the preferences relating to such enrollment.

               "BENEFICIAL OWNERS" means shareholders who beneficially own Shares that are registered in a name other than their own (for example, in the name of a bank, broker or other nominee).

               "BUSINESS DAY" means any day other than Saturday, Sunday or legal holiday on which the NYSE or another applicable securities exchange is closed or a day on which the Plan Administrator is authorized or obliged by law to close.

               "COMMISSION" means the Securities and Exchange Commission.

               "COMPANY" means Carey Diversified LLC, a Delaware limited liability company.

               "EXCHANGE ACT" means the Securities Exchange Act of 1934, as amended.

               "INVESTMENT DATE" means, with respect to Shares acquired pursuant to a dividend reinvestment, in the case of Shares acquired directly from the Company, the quarterly dividend payment date declared by the Board of Directors (unless such date is not a business day in which case it is the first business day immediately thereafter) or, in the case of open market purchases, the date or dates of actual investment, but not later than 10 business days following the dividend payment date; and with respect to Shares acquired pursuant to an optional cash payment, in the case of Shares acquired directly from the Company, on or about the 21st day of each month; or in the case of open market purchases, the last business day of each month.

               "MARKET PRICE" means, with respect to reinvested dividends and optional cash payments that do not exceed $25,000 for shares acquired directly from the Company, the average high and low sales prices, computed to three decimal places, of the Shares on the NYSE or another applicable securities exchange, as reported in the Wall Street Journal, during the Pricing Period. With respect to reinvested dividends and optional cash payments that do not exceed $25,000 for shares to be acquired on the open market, Market Price means the weighted average of the actual prices paid, computed to three decimal places, for all of the Shares purchased by the Plan Administrator with all Participants' reinvested dividends and optional cash payments for the related month.

               "NYSE" means the New York Stock Exchange.

               "OPTIONAL CASH PAYMENT DUE DATE" means for optional cash payments between $500 and $25,000 per month, one business day prior to the Investment Date and for purchases in excess of $25,000, one business day prior to the first day of the relevant Pricing Period. See Schedule A.

               "PARTICIPANT" means a Record Owner of the Company's Shares or a current non-shareholder who wishes to participate in the Plan upon making an initial investment in the Shares offered herein.

               "PLAN" means the Carey Diversified LLC Dividend Reinvestment and Share Purchase Plan.

               "PLAN ADMINISTRATOR" means a plan administrator that administers the Plan, keeps records, sends statements of account to each Participant and performs other duties related to the Plan. Mellon Bank, N.A., currently serves as Plan Administrator of the Plan.

               "PLAN SHARES" means all Shares held in a Participant's account under the Plan, including shares purchased through the Share Purchase Program and all whole and fractional shares credited to a Participant's Plan account as the result of reinvestment of dividends on shares of the Company's Shares enrolled in the Dividend Reinvestment Program.

               "PRICING PERIOD" means the 10 days on which the NYSE or another applicable securities exchange is open and for which trades in the Shares are reported immediately preceding the relevant Investment Date, or, if no trading occurs in the Shares on one or more of such days, for the 10 days immediately preceding the Investment Date for which trades are reported.

               "RECORD DATE" means, with respect to reinvestments of dividends, the Record Date declared by the Board of Directors for such dividend.

               "RECORD OWNER" means shareholders who own shares of the Shares in their own names.

               "REQUEST FOR WAIVER" means a written request from a Participant to make optional cash payments in excess of $25,000.

               "SECURITIES ACT" means the Securities Act of 1933, as amended.

               "SHARE" means a limited liability company interest in the Company representing an interest in the income, loss and capital of the Company.

               "THRESHOLD PRICE" means the minimum price, if any, established by the Company that the average high and low prices of the Shares must equal or exceed during each day of the Pricing Period for optional cash payments made pursuant to Requests for Waiver.

               "WAIVER DISCOUNT" means the discount from the Market Price applicable to optional cash payments made pursuant to Requests for Waiver. Such discount will vary between 0% and 5% of the Market Price.

                                   SCHEDULE A


OPTIONAL CASH PAYMENTS

Purchase between $500 and $2,500 per month


OPTIONAL CASH PAYMENT                              INVESTMENT
DUE DATE                                           DATE (1)
----------------------                             ---------------------
March 20, 1998                                     March 23, 1998
April 20, 1998                                     April 21, 1998
May 20, 1998                                       May 21, 1998
June 19, 1998                                      June 22, 1998
July 20, 1998                                      July 21, 1998
August 20, 1998                                    August 21, 1998
September 18, 1998                                 September 21, 1998
October 20, 1998                                   October 21, 1998
November 20, 1998                                  November 23, 1998
December 18, 1998                                  December 21, 1998
January 20, 1999                                   January 21, 1999
February 19, 1999                                  February 22, 1999
March 19, 1999                                     March 22, 1999
April 20, 1999                                     April 21, 1999
May 20, 1999                                       May 21, 1999
June 18, 1999                                      June 21, 1999
July 20, 1999                                      July 21, 1999
August 20, 1999                                    August 23, 1999
September 20, 1999                                 September 21, 1999
October 20, 1999                                   October 21, 1999
November 19, 1999                                  November 22, 1999
December 20, 1999                                  December 21, 1999

PURCHASES OVER $2,500

THRESHOLD PRICE         REQUEST FOR            OPTIONAL CASH          PRICING PERIOD        INVESTMENT
& WAIVER                WAIVER DUE DATE        PAYMENT                COMMENCEMENT          DATE (1)
DISCOUNT SET DATE                              DUE DATE               DATE
-----------------       ---------------        ----------------       ----------------      -----------------
February 28, 1998       March 4, 1998          March 6, 1998          March 9, 1998         March 23, 1998
March 30, 1998          April 1, 1998          April 3, 1998          April 6, 1998         April 21, 1998
April 29, 1998          May 4, 1998            May 6, 1998            May 7, 1998           May 21, 1998
May 29, 1998            June 3, 1998           June 5, 1998           June 8, 1998          June 22, 1998
June 29, 1998           July 2, 1998           July 6, 1998           July 7, 1998          July 21, 1998
July 30, 1998           August 4, 1998         August 6, 1998         August 7, 1998        August 21, 1998
August 27, 1998         Sept. 1, 1998          Sept. 3, 1998          Sept. 4, 1998         Sept. 21, 1998
Sept. 29, 1998          Oct. 2, 1998           Oct. 6, 1998           Oct. 7, 1998          Oct. 21, 1998
Oct. 30, 1998           Nov. 4, 1998           Nov. 6, 1998           Nov. 9, 1998          Nov. 23, 1998
Nov. 27, 1998           Dec. 2, 1998           Dec. 4, 1998           Dec. 7, 1998          Dec. 21, 1998
Dec. 29, 1998           Dec. 31, 1998          January 5, 1999        January 6, 1999       January 21, 1999
January 29, 1999        February 2, 1999       February 4, 1999       February 5, 1999      February 22, 1999
February 26, 1999       March 3, 1999          March 5, 1999          March 8, 1999         March 22, 1999
March 29, 1999          April 1, 1999          April 6, 1999          April 7, 1999         April 21, 1999
April 29, 1999          May 4, 1999            May 6, 1999            May 7, 1999           May 21, 1999
May 28, 1999            June 2, 1999           June 4, 1999           June 7, 1999          June 21, 1999
June 28, 1999           July 1, 1999           July 6, 1999           July 7, 1999          July 21, 1999
July 30, 1999           August 4, 1999         August 6, 1999         August 9, 1999        August 23, 1999
August 27, 1999         Sept. 1, 1999          Sept. 3, 1999          Sept. 7, 1999         Sept. 21, 1999
Sept. 29, 1999          October 4, 1999        October 6, 1999        October 7, 1999       October 21, 1999
October 29, 1999        Nov. 3, 1999           Nov. 5, 1999           Nov. 8, 1999          Nov. 22, 1999
Nov. 29, 1999           Dec. 2, 1999           Dec. 6, 1999           Dec. 7, 1999          Dec. 21, 1999

DIVIDEND REINVESTMENTS (2)


                  RECORD DATE                                  INVESTMENT DATE
                  ------------------                           -----------------
                  March 31, 1998                               April 15, 1998
                  June 30, 1998                                July 15, 1998
                  September 30, 1998                           October 15, 1998
                  December 31, 1998                            January 15, 1999
                  March 31, 1999                               April 15, 1999
                  June 30, 1999                                July 15, 1999
                  September 30, 1999                           October 15, 1999
                  December 31, 1999                            January 18, 2000




(1) The Investment Date may be as late as the last day of the relevant month if purchases are made on the open market.

(2) The dates indicated are those expected to be applicable under the Plan with respect to future dividends, if and when declared by the Board of Directors. The actual record date and payment dates will be determined by the Board of Directors.

                                TABLE OF CONTENTS


                                                                      Page

Available Information.................................................  3
Incorporation of Certain Information by Reference.....................  3
Carey Diversified LLC.................................................  4
Use of Proceeds.......................................................  5
Summary of Plan.......................................................  5
The Plan..............................................................  6
Purpose of the Plan...................................................  6
Options Available to Participants.....................................  7
Advantages and Disadvantages of the Plan..............................  7
Administration of the Plan............................................  8
Dividend Reinvestment Program.........................................  9
Share Purchase Program................................................ 12
Source of Shares Purchased Under the Plan............................. 16
Report to Participants................................................ 17
Certificates for Shares............................................... 17
Other Information..................................................... 18
Certain Federal Income Tax Considerations............................. 20
Dividends............................................................. 22
Plan of Distribution.................................................. 22
Legal Matters......................................................... 23
Experts............................................................... 23
Glossary.............................................................. 23


                             5,000,000 Listed Shares

                                       CD

                              CAREY DIVERSIFIED LLC


                                   PROSPECTUS



                                February 11, 1998

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.  Other Expenses of Issuance and Distribution.

         The expenses expected to be incurred in connection with the issuance and distribution of the securities being registered are as set forth below. All such expenses, except for the SEC registration and filing fees, are estimated:

    SEC Registration............................................      31,388
    Legal Fees and Expenses.....................................      15,000
    Accounting Fees and Expenses................................       5,000
    Printing and Engraving Fees.................................      15.000
    Miscellaneous...............................................      15,000
                                                                  ----------

    Total.......................................................     $81,388


Item 15.  Indemnification of Directors and Officers.

         No Directors or officers of the Company shall be liable, responsible or accountable in damages or otherwise to the Company or any of the Shareholders for any act or omission performed or omitted by him or her, or for any decision, except in the case of fraudulent or illegal conduct of such Person. The fact that an action, omission to act or decision is taken on the advice of counsel for the Company shall be evidence of good faith and lack of fraudulent conduct.

         To the fullest extent permitted by law, all Directors and officers of the Company shall be entitled to indemnification from the Company for any loss, damage or claim (including any reasonable attorney's fees incurred by such person in connection therewith) due to any act or omission made by him or her, except in the case of fraudulent or illegal conduct of such Person; provided, that any indemnity shall be paid out of the assets of the Company only (or any insurance proceeds available therefor), and no Shareholder shall have any personal liability on account thereof.

         The termination of any action, suit or proceeding by judgment, order, settlement or conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the Person acted fraudulently or illegally.

         The indemnification provided by the Operating Agreement is not exclusive of any other rights to which those indemnified may be entitled under any agreement, vote of Shareholders or Directors, or otherwise, and shall inure to the benefit of the heirs executors and administrators of such a Person.

         Any repeal or modification of the Indemnification provisions shall not adversely affect any right or protection of a Director or officer of the Company existing at the time of such repeal of modifications.

         The Company may, if the Board of Directors of the Company deems it appropriate in its sole discretion, obtain insurance for the benefit of the Company's Directors and officers, or enter into indemnification agreements with such Directors and officers, relating to the liability of such Persons.


Item 16.  Exhibits

         5.1 Opinion of Reed Smith Shaw & McClay LLP, a professional corporation, as to legality (including consent of such firm)

         8.1 Opinion of Reed Smith Shaw & McClay LLP as to certain tax matters (including consent of such firm)

         23.1     Consent of Reed Smith Shaw & McClay LLP (included in Exhibit
                  5.1 and 8.1)

         23.4     Consent of Coopers & Lybrand L.L.P., independent accountants

         24.1     Power of Attorney (set forth on signature page)

         99.1     Form of Request for Waiver form



Item 17.  Undertakings

(a)  The undersigned registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement;


                  (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                  (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

                  (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

                  Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in the periodic reports filed by the Registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

         (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that: (1) for purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of Prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of Prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act of 1933 shall be deemed to be part of this Registration Statement as of the time it was declared effective; and (2) for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of Prospectus shall be deemed to be a new Registration Statement relating to the securities offered therein and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant, pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities begin registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                        POWERS OF ATTORNEY AND SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York on the 11th day of February, 1998.

                                 CAREY DIVERSIFIED LLC


                                 By: /s/ Francis J. Carey
                                    --------------------------------
                                     Francis J. Carey, Chairman and
                                     Chief Executive Officer

         KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Francis J. Carey, Gordon F. DuGan, John J. Park and Steven M. Berzin his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments to this Registration Statement, and to file the same, with all exhibit thereto, and any other documents in connection therewith, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the date indicated.

    Signatures                          Title                        Date


/s/Francis J. Carey    Chairman of the Board and Chief         February 11, 1998
-------------------    Executive Officer (Principal
Francis J. Carey       Executive Officer) of the Registrant


/s/William P. Carey    Director of the Registrant              February 11, 1998
-------------------
William P. Carey


/s/Gordon F. DuGan     President and Director of the           February 11, 1998
-------------------    Registrant
Gordon F. DuGan


/s/Steven M. Berzin    Vice Chairman and Director of the       February 11, 1998
-------------------    Registrant
Steven M. Berzin


/s/Claude Fernandez    Executive Vice President of the         February 11, 1998
-------------------    Registrant
Claude Fernandez


/s/ John J. Park       Executive Vice President and Chief      February 11, 1998
-------------------    Financial Officer of the Registrant
John J. Park           (Principal Financial Officer)

/s/ Barclay G. Jones III        Director                     February 11, 1998
------------------------
Barclay G. Jones III


/s/ Donald E. Nickelson         Director                     February 11, 1998
------------------------
Donald E. Nickelson


/s/ Charles C. Townsend, Jr.    Director                     February 11, 1998
----------------------------
Charles C. Townsend, Jr.


/s/ Eberhard Faber, IV          Director                     February 11, 1998
------------------------
Eberhard Faber, IV


/s/ Lawrence R. Klein           Director                     February 11, 1998
------------------------
Lawrence R. Klein


/s/ Reginald Winssinger         Director                     February 11, 1998
------------------------
Reginald Winssinger